AGREEMENT


Stephen O. Jaeger (herein referred to as "Employee") and The Perkin-Elmer Corporation (herein referred to as the "Company") have reached the following Agreement.

 Whereas, Employee has rendered valuable services to the Company.

 Now, therefore, it is mutually agreed as follows:

1. RESIGNATION

(a) Employee and the Company hereby agree that Employee shall resign his employment and position as an officer with the Company on or before September 30, 1997 (herein referred to as the "Resignation Date").
If Employee provides Company a written notice of resignation before September 30, 1997, the date of such notice shall be the Resignation Date hereunder. On the Resignation Date, Employee will resign from all directorships and any other positions with subsidiaries of the Company, with the exception of Strategic Diagnostics Inc. It is the Company's intention that Employee remain the Company's representative on the Strategic Diagnostics Inc. Board of Directors.

(b) The Employee shall devote his full business time, attention and best efforts to the affairs of the Company and its subsidiaries until the Resignation Date; provided, however, that the Employee may engage in other activities, such as activities involving charitable, educational, religious and similar types of organizations, speaking engagements, membership on the board of directors of other organizations, and similar types of activities to the extent that such other activities do not interfere with the performance of his duties under this Agreement, or inhibit or conflict in any material way with the business of the Company and its subsidiaries.

2. BENEFITS UPON RESIGNATION OR CERTAIN CONDITIONS OF RESIGNATION

 Commencing with the Resignation Date, the Company shall provide Employee the following:

(a) The Company agrees to make weekly payments to Employee of $6,346.15 inclusive of Employee's weekly car allowance of $288.46. Such payments shall commence upon the first regular Company payroll payment date after the Resignation Date and end one hundred four
(104) weeks thereafter. Employee understands that the Company will deduct from these gross payments federal and state withholding taxes and other deductions in accordance with normal Company practices.

(b) During the period of time commencing upon the Resignation Date, and ending twenty four (24) months thereafter, Employee will be considered to be on a personal leave of absence from the Company solely in order to be eligible for the following specific

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benefits, such benefits to be provided to Employee by the Company in accordance with that status and the then current terms of the Company's plans.

(i) coverage under the Company's medical, dental and life insurance plans (unless Employee commences work for and becomes eligible for coverage under one or more such plans of another employer with comparable coverages during such twenty four (24) month period, in which event one or more of such coverages shall terminate upon the date of Employee's earliest eligibility for such comparable coverage).

(ii) participation in the Perkin-Elmer Employees Pension and Savings Plans, the Supplemental Retirement Plan, and the Employee Stock
Purchase Plan.

(c) The last day of the above described personal leave of absence will be treated as the Employee's termination date for purposes of rights associated with any options held by the Employee under the Company's Stock Option Plans and Stock Purchase Plan.

(d) The Company shall make available to Employee the services of an outplacement consultant in accordance with the Company's standard executive arrangement with Drake Beam Morin Inc. or Manchester Partners and will provide financial planning services consistent with the Company's practice for senior management for a period of 24 months following Resignation Date.

(e) The Company shall pay to Employee a share of the Contingent Compensation award for fiscal year 1998 that would otherwise be made to Employee on a pro rata basis for that portion of the fiscal year prior to Resignation Date. Such payment shall be made on or about the time Contingent Compensation awards for that fiscal year are made to other eligible employees. Employee shall not be eligible for any Contingent Compensation award for any fiscal years after 1998.

(f) The Employee remains eligible for a share of the 3,000 performance shares subject to the August 15, 1996 Performance Share Plan Award Agreement. The Company agrees to deliver to Employee a pro rata share of the 3,000 performance shares earned under said Plan in fiscal year 1998. The pro rata determination will be based upon that portion of the fiscal year prior to Resignation Date.

(g) Employee shall receive the value of the 3,333 Series A Performance Units granted under the Performance Unit Bonus Plan corresponding to the $80 stock price target if, when and to the extent paid to other holders of such units who remain with the Company through June 26, 2000.

(h) Employee shall be credited with five (5) years of service as an employee under the terms of the Pension Plan.

3. BENEFITS TO BE IN LIEU OF ANY SEVERANCE PAYMENTS

 Employee acknowledges and agrees that the benefits provided under Section 2 are in lieu of and in excess of Company's standard severance benefits. Employee understands and agrees

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that, except for pension or other retirement benefits to which the Employee may be entitled under the Company's standard retirement programs, Employee shall receive no further wage, vacation, severance or other benefits from the Company beyond those described in Section 2 hereof, and, as of the Resignation Date, Employee's Employment Agreement dated November 16, 1995 shall terminate. Should the Company become obligated to make payments under such Employment Agreement prior to the Resignation Date, this Agreement shall be null and void.

4. UNDERTAKINGS OF EMPLOYEE

Employee agrees not to:

(a) for a period of 24 months following the Resignation Date, solicit for employment, either directly or through any corporation or other business entity of which Employee may become an officer, director, employee, or agent, any then current employee(s) of the Company, for any business activities, whether competitive or not;

(b) make any derogatory statement, public or otherwise, concerning the Company, its officers, or its directors;

(c) criticize, denigrate, or disparage the Company, its officers, or its directors;

(d) assist or participate in any activities that would trigger a "Change in Control" as such term is defined in Employee's
Employment Agreement dated November 16, 1995 with the Company;

(e) initiate, participate in, or assist with any activity specifically directed toward, and not solicited by, the Company, its officers, or its directors other than good faith, commercially acceptable activities between business competitors;
or

(f) engage in any other activities, directly or indirectly, which may be deemed contrary to the best interests of the Company, its officers, or its directors.

Notwithstanding Section 4(f) but subject to the other restrictions in this Section 4, the parties acknowledge and agree that Employee shall not be prevented from entering into employment with, and carrying out his legitimate obligations to, business associations which may be competitive with the Company's businesses.

5. CONFIDENTIALITY; RELEASE.

Employee is reminded of the terms of Employee's confidentiality agreement with the Company, which, among other things, prohibits Employee from using, or disclosing to others, any confidential business or technical information belonging to the Company. All of the benefits afforded to Employee under this Agreement are expressly conditioned upon Employee executing within 10 days from the Resignation Date an agreement in the form of Exhibit A.

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6. CONSEQUENCES OF EMPLOYEE VIOLATION OF PROMISES

 All of the Company's obligations hereunder beyond those otherwise required by law are specifically subject to Employee fulfilling completely each of the promises and requirements set forth herein as well as under Exhibit A. Employee's failure to comply with each promise and requirement herein shall be cause for the immediate termination of any remaining financial benefits accorded Employee by the terms of this Agreement. If Employee breaks Employee's promise in Section (c) of Exhibit A to this Agreement and files a lawsuit or proceeding based on legal claims that Employee has released, Employee will pay for all costs incurred by the Company, any related companies, or the directors or employees of any of them, including reasonable attorneys' fees, in defending against the Employee's claim. Employee and the Company agree that a breach of Employee's obligations under this Agreement will cause irreparable harm to the Company, and that, in the event of such a breach, the Company shall be entitled to obtain a decree specifically enforcing such covenants in any court of competent jurisdiction. In addition, the Company expressly reserves the right to exercise any other legal remedies to which it may be entitled.

7. PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT

 Employee understands that Employee has been given a period of 21 days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this 21 day period as Employee wishes prior to signing.

8. ENCOURAGEMENT TO CONSULT WITH ATTORNEY

 Employee is strongly encouraged to consult with an attorney before signing this Agreement. Employee understands that whether or not to do so is Employee's decision.

9. SUCCESSORS

 This Agreement shall be binding upon and shall inure to the benefit of Employee's heirs, executors, administrators, assigns, successors, beneficiaries and agents.

10. ENTIRE AGREEMENT/MODIFICATION

 This Agreement constitutes the entire agreement and understanding concerning the subject matter addressed herein between the parties. This Agreement can only be modified by a writing signed by both parties and referencing this Agreement.

11. SEVERABILITY

 If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement, which can be given effect without the invalid provisions or applications, and to this end the provisions of this Agreement are declared to be severable. Notwithstanding the foregoing, if the release contained in Exhibit A is challenged by Employee as to its enforceability and is held to be

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unenforceable or void by a court of competent jurisdiction, then all benefits paid or to be paid hereunder shall be forfeited by Employee.

12. GOVERNING LAW

 This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

13. EFFECTIVE DATE

 Employee may revoke this Agreement in writing for a period of seven (7) calendar days after Employee's execution of this Agreement (the "revocation period"). Revocation must be made by delivering a written notice of revocation to the Company's Vice President - Human Resources at 761 Main Avenue, Norwalk, CT, 06859-0325. For revocation to be effective, such written notice must be received no later than midnight on the seventh (7th) day after Employee signs this Agreement. If Employee revokes this Agreement it shall not be effective or enforceable and Employee will not receive the benefits described herein. The Agreement shall become effective automatically upon the expiration of the revocation period.

14. TERMINATION

 Employee acknowledges that, if this Agreement becomes effective, Employee's employment with the Company will end irrevocably and forever on the Resignation Date, and will not be resumed again at any time in the future. The Employee will not seek or accept employment in the future with the Company and the Company shall have no obligation to consider any application for employment from the Employee. Notwithstanding the foregoing, if Company offers Employee a position with Company that Employee accepts, this agreement shall become null and void and no further benefits as specified hereunder shall continue except the release contained in Exhibit A shall continue to be valid and in force.

15. LIABILITY INSURANCE

The Company acknowledges that Employee remains covered under its applicable Directors and Officers Liability Insurance Policy for any conduct through and including the Resignation Date.

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EMPLOYEE ACKNOWLEDGES READING THIS AGREEMENT, UNDERSTANDING IT, AND
VOLUNTARILY ENTERING INTO IT.



  STEPHEN O. JAEGER                       THE PERKIN-ELMER CORPORATION


  /s/ Stephen O. Jaeger                   By: /s/ Tony L. White

  Dated: September 30, 1997               Dated:  September 30, 1997

                                                  Chairman, President and
                                                  Chief Executive Officer


  WITNESS
  /s/ Charles J. Heinzer                  /s/ Thomas P. Livingston


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                                EXHIBIT A

                                 RELEASE



(a) In consideration of the benefits under the Agreement to which this Release is an exhibit, Employee releases, waives, and forever discharges the Company, any related companies, and the employees, officers, representatives, agents and directors of any of them from all claims, demands, actions, suits, covenants, contracts, agreements, promises and liabilities of any kind whatsoever, known or unknown which Employee, Employee's heirs, executors or assigns may have had, now have or could in the future have including, without limitation, those based on Employee's employment with the Company, or the termination of that employment. This includes, for example, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination.
This also includes a release by Employee of any claims for wrongful discharge or breach of employment agreement. This release covers both claims that Employee knows about and those he may not know about.

(b) This Release does not include, however, a release of Employee's right, if any, to benefits under the Company's Employee Pension and Savings Plans, whether qualified or non-qualified for federal income tax purposes, a release of any claim made by Employee under any welfare benefit plan prior to the signing of this Agreement, or a release of any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date the Employee signs this Release. Furthermore, this Release does not include a release of any rights of Employee or Employee's heirs, executors, or assigns relating to enforcement of obligations of the Company: (i) under the Agreement to which this Release is an exhibit; or (ii) pertaining to indemnification of Employee as an officer, director, or employee of the Company.

(c) Employee further promises never to file or join in a lawsuit or other proceeding asserting any claims that are released in Section (a) hereof.

(d) Nothing in this Agreement shall be inferred to be an admission of any fault by the Company.




                                                  Employee



Date: